NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES ELECTION OF VALERIE A. BONEBRAKE AS NEW INDEPENDENT DIRECTOR

GREENEVILLE, Tenn.-(BUSINESS WIRE)-January 12, 2018- Forward Air Corporation (NASDAQ:FWRD) today announced the election of Valerie A. Bonebrake as a non-management director of its Board of Directors with a term commencing January 12, 2018. Following her election, the Company’s Board will consist of nine members, eight of whom are non-management directors.

Ms. Bonebrake currently serves as a Senior Vice President of Tompkins International and has more than 25 years of industry experience in logistics services. In her role at Tompkins, she has worked with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now MIQ Logistics), a global third party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc., in various leadership roles of increasing responsibility in the company's supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive's Pros to Know award. Valerie holds a M.S. in International Logistics from the Georgia Institute of Technology.

Bruce A. Campbell, Chairman, President and CEO of the Company, commented, “Valerie is a highly qualified and experienced professional with tremendous experience in the transportation industry. We are pleased to welcome her to the Forward Air Board and look forward to benefitting from her considerable expertise and counsel as we continue to execute against our business objectives and take action to create value for our shareholders.”

About Forward Air Corporation
Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Michael J. Morris, 404-362-8933
mmorris@forwardair.com